Exhibit 10.1

EXECUTION VERSION

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of January 28, 2020 by and between Innovative Food Holdings, Inc., a Florida corporation (the “Company”), and the entities and natural person set forth in the signature page hereto (collectively, “JCP”) (each of the Company and JCP, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and JCP have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, JCP submitted a letter to the Company on August 15, 2019 (the “Nomination Letter”) nominating certain director candidates for election to the Company’s board of directors (the “Board”) at the Company’s 2019 annual meeting of shareholders (the “2019 Annual Meeting”);

WHEREAS, as of the date of this Agreement, JCP has a combined economic and beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act (as defined below)) interest in the shares of the Company (the “Shares”) totaling, in the aggregate, 4,350,440 Shares (“JCP’s Ownership”); and

WHEREAS, the Company and JCP have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	Board Matters.

(a)

The Company agrees that within 10 business days following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint James C. Pappas and Mark Schmulen (each an “Appointed Director” and, collectively, the “Appointed Directors”) as directors of the Company and (ii) the Board shall recommend, support and solicit proxies for the Appointed Directors (A) at the 2019 Annual Meeting and (B) if thirty (30) calendar days prior to the deadline for the submission of shareholder nominations for the 2020 annual meeting of shareholders (the “2020 Annual Meeting”) pursuant to the Amended Bylaws of the Company (the “Bylaws”) JCP’s Ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of Shares is at least the lesser of (x) 5.0% of the Company’s then outstanding Shares and (y) 1,709,947 Shares (the “Minimum Ownership Threshold”), at the 2020 Annual Meeting, in each case, in the same manner as it recommends, supports, and solicits proxies for the election of the other director candidates nominated by the Company at the 2019 Annual Meeting and 2020 Annual Meeting, respectively.

(b)

The Company agrees that (i) JCP will have the right to designate an additional director candidate (the “Additional Director”) to be appointed to the Board, subject to the approval (which shall not be unreasonably withheld) of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) and the Board after exercising their good faith customary due diligence process and fiduciary duties, on or within thirty (30) days from the date that is eighteen (18) months from the date hereof if at such time JCP’s Ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) of Shares is no less than the Minimum Ownership Threshold, and (ii) if at such time JCP’s Ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) of Shares is no less than the Minimum Ownership Threshold, the Board shall recommend, support and solicit proxies for the election of the Additional Director at the first annual meeting of shareholders to occur after such Additional Director’s appointment to the Board in the same manner as it recommends, supports, and solicits proxies for the election of the other director candidates nominated by the Company. The Additional Director shall qualify as “independent” pursuant to U.S. Securities and Exchange Commission (the “SEC”) rules and regulations and applicable stock exchange listing standards and be of sound character to serve as a director of a public company. JCP shall promptly (and in any event within five (5) business days) inform the Company in writing if at any time JCP’s Ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) of the Shares decreases to less than the Minimum Ownership Threshold.

(c)

The Company agrees that the last sentence of Article III, Section 11 of the Bylaws shall be inapplicable with respect to the Appointed Directors and the Additional Director (collectively, the “New Directors”). For the avoidance of doubt, no New Director may be removed as a director by a majority vote of the Board.

(d)

Without the approval of two (2) New Directors, the size of the Board shall not exceed seven (7) members prior to the appointment of the Additional Director and shall not exceed eight (8) members thereafter during the Standstill Period; provided that the Board shall have the ability to expand the Board and add additional directors at any time in connection with (i) an acquisition of or merger with a third party by the Company or its subsidiaries or (ii) a private investment in the Company, in each case, in which more than 5% of the issued and outstanding shares of the Company are issued in connection with such a transaction that is approved by at least two-thirds (2/3) of the Board (including at least two (2) New Directors).

(e)

Each New Director understands and acknowledges that all members of the Board, including the New Directors, are required to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s code of business conduct and ethics, securities trading policies, director confidentiality policies, and corporate governance guidelines, and agrees to preserve the confidentiality of Company business and information, including discussions of matters considered in meetings of the Board or committees of the Board. JCP shall provide, and shall use its commercially reasonable efforts to cause each New Director to provide, the Company with such information concerning such New Director or JCP, as the case may be, as is required to be disclosed under applicable law or stock exchange regulations, in each case as promptly as necessary to enable timely filing of the Company’s proxy statement.

(f)

The Company agrees that if any New Director is unable to serve as a director, resigns as a director or is removed as a director prior to the expiration of the Standstill Period, and at such time JCP’s Ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) of Shares is no less than the Minimum Ownership Threshold, then JCP shall have the right to recommend a substitute person(s); provided, that any substitute person recommended by JCP shall qualify as “independent” pursuant to the Over-the-Counter Quotations Bureau (the “OTCQB”) listing standards, and have relevant financial and business experience to fill the resulting vacancy. In the event the Nominating Committee or the Board does not accept a substitute person so recommended by JCP (it being acknowledged that the Nominating Committee and the Board shall exercise their good faith customary due diligence process and fiduciary duties and shall not unreasonably withhold their approval), JCP shall have the right to recommend additional substitute person(s) for consideration by the Nominating Committee. Upon the acceptance of a replacement director nominee by the Nominating Committee, the Board will take such actions as to appoint such replacement director to the Board no later than ten (10) business days after the Nominating Committee recommendation of such replacement director.

(g)

Nothing in this Agreement shall require the Company, its committees and directors to take any action contrary to their corporate governance responsibilities and to the reasonable and faithful fulfillment of their fiduciary and other duties as directors of the Company, nor contrary to any law or regulation applicable to the Company and its directors, including but not limited to responsibilities related to the review, vetting and appointment of potential directors considered for appointment to the Board.

2.	Withdrawal of Nomination. Effective upon the appointment of the Appointed Directors to the Board, JCP withdraws and rescinds the Nomination Letter.

3.

Voting. At any annual or special meeting of shareholders of the Company occurring during the Standstill Period, JCP will vote all of its Shares in favor of the election of directors nominated by the Board and otherwise in accordance with the recommendations of the Board; provided, however, that in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass, Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to any proposals (other than the election of directors), JCP shall be permitted to vote in accordance with ISS’s or Glass Lewis’ recommendation; provided, further, that JCP shall be permitted to vote in its sole discretion with respect to any publicly announced proposals relating to a merger, acquisition, disposition of all or substantially all of the assets of the Company or other business combination involving the Company requiring a vote of shareholders of the Company.

4.

Standstill Provisions. JCP agrees that, from the date of this Agreement until the earlier of (x) the date that is thirty (30) calendar days prior to the deadline for the submission of shareholder nominations for the third annual meeting of shareholders pursuant to the Bylaws to occur following the date of this Agreement or (y) twenty four (24) months from the date hereof (the “Standstill Period”), neither it nor any of its Affiliates or Associates (as such terms are defined in Rule 12b-2 promulgated by the SEC under the Exchange Act) will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any manner:

(i)

engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of shareholders), in each case, with respect to securities of the Company;

(ii)

form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Shares (other than a “group” that includes all or some of the entities or persons identified in this Agreement or any of their respective Affiliates or Associates);

(iii)

deposit any Shares in any voting trust or subject any Shares to any arrangement or agreement with respect to the voting of any Shares, other than any such voting trust, arrangement or agreement solely among the members of JCP and otherwise in accordance with this Agreement;

(iv)

seek, or encourage any person or entity, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or, except as specifically permitted in Section 1, seek, encourage or take any other action with respect to the election or removal of any directors;

(v)

(A) make any proposal for consideration by shareholders at any annual or special meeting of shareholders of the Company or call or seek to call a special meeting of the Company’s shareholders, (B) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination or other significant corporate transaction, including any tender or exchange offer, dissolution, liquidation, reorganization or similar transaction involving the Company, its subsidiaries or its business, whether or not any such transaction involves a change of control of the Company, (C) affirmatively solicit a third party, on an unsolicited basis, to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or knowingly encourage, initiate or assist any third party in making such an offer or proposal, (D) make a request for a list of the Company’s shareholders or for any books and records of the Company in JCP’s capacity as a shareholder of the Company or (E) publicly comment on any third party proposal regarding any merger, acquisition, recapitalization, restructuring, disposition, other business combination or other significant corporate transaction with respect to the Company by such third party prior to such proposal becoming public;

(vi)	seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

(vii)

seek to advise, encourage, support or influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of shareholders, except in accordance with Section 1; or

(viii)

disclose publicly, or privately in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing or publicly request or advance any proposal to amend, modify or waive the terms of this Agreement; provided that JCP may make confidential requests to the Board to amend, modify or waive any provision of this Section 4, which the Board may accept or reject in its sole discretion, so long as any such request is not publicly disclosed by JCP and is made by JCP in a manner that does not require the public disclosure thereof by the Company, JCP or any other person.

(b)

Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict JCP from (i) communicating privately with the Board or, with prior notice to the Board, with any of the Company’s officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (ii) communicating with shareholders of the Company and others in a manner that does not otherwise violate Section 4(a) or Section 6 or (iii) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has jurisdiction over JCP.

(c)

For the avoidance of doubt, nothing in Section 4(a) or elsewhere in this Agreement shall be deemed to limit or restrict in any way the exercise by any New Director of his or her fiduciary duties under applicable law as a director of the Company.

5.

Public Disclosure. Promptly following the execution of this Agreement, the Company and JCP shall jointly issue a mutually agreeable press release (the “Press Release”) in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither Party shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party. During the Standstill Period, neither the Company nor JCP shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement. Notwithstanding the foregoing, no later than two business days following the execution of this Agreement, JCP shall file with the SEC an amendment to its Schedule 13D in compliance with Section 13 of the Exchange Act reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement and the Press Release. JCP shall provide the Company with a reasonable opportunity to review and comment on the Schedule 13D Amendment prior to its filing with the SEC and will consider in good faith any comments of the Company.

6.

Mutual Non-Disparagement. Subject to applicable law, each Party covenants and agrees that, during the Standstill Period, neither it nor any of its Affiliates, nor any of their respective principals, members, general partners, directors, officers, employees or agents shall in any way publicly (including in any manner that could reasonably be foreseen to result in public disclosure such as statements to the press or members of the press) criticize, disparage, call into disrepute or otherwise defame or slander the other Party or any of its Affiliates, or any of their respective principals, members, general partners, directors, officers, employees or agents, in any manner that would reasonably be expected to damage the business or reputation thereof; provided, however, if a Party or any of its Affiliates, principals, members, general partners, directors, officers, employees or agents shall have breached this section, then the other Party or any of its representatives may publicly respond with regards to the subject matter of such breach. The foregoing shall not restrict the ability of any person or entity to comply with any subpoena or other legal process or respond to a request for information (provided that such request is not targeted at this Agreement or the other Party hereto) from any governmental authority with competent jurisdiction over the party from whom information is sought or from making any statement or disclosure required under the federal securities laws or other applicable laws; provided, that such Party must provide written notice to the other Party at least two business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws that would otherwise be prohibited by the provisions of this Section 6, and reasonably consider any comments of such other Party. Moreover, the limitations set forth in this Section 6 shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Section 6 if such statement by the other Party was made in breach of this Agreement.

7.

Term. This Agreement will terminate upon the expiration of the Standstill Period. Notwithstanding the foregoing, the provisions of Section 1(b), Section 7 and Section 8 shall survive the termination of this Agreement; provided, further, that the provisions of Section 1(e) shall also survive for so long as any New Director continues to serve as a director of the

Company. No termination of this Agreement shall relieve any Party from liability for any breach of this Agreement prior to such termination.

8.	Miscellaneous.

(a)

Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of New York without reference to the conflict of laws principles thereof. The federal and state courts within the County of New York in the State of New York shall be the exclusive venue and shall have the exclusive jurisdiction to adjudicate any dispute arising out of this Agreement. Each Party hereby agrees to accept service of process by U.S. certified or registered mail, return receipt requested, or by any other methods authorized by New York law.

(b)

Remedies. It is understood and agreed that money damages may not be an adequate remedy for any breach of this Agreement and, accordingly, that the non-breaching Party shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or potential breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity. Each Party agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages. In any proceeding instituted by a Party arising in whole or in part under, related to, based on, or in connection with, this Agreement or the subject matter hereof, the prevailing Party shall be entitled to receive from the losing Party reasonable attorneys’ fees, costs and expenses incurred in connection therewith, including any appeals therefrom.

(c)

Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (c) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (d) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Innovative Food Holdings, Inc.
28411 Race Track Rd.
Bonita Springs, Florida 34135
Attention: Sam Klepfish
Email:       sklepfish@ivfh.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
355 South Grand Avenue, Suite 100

Los Angeles, CA 90071-1560
Attention:  Paul Tosetti
                  Josh Dubofsky

Facsimile: (213) 891-8770

                     (650) 463-2631

E-mail:      paul.tosetti@lw.com

                      josh.dubofsky@lw.com

If to JCP or any member thereof:

JCP Investment Management, LLC
1177 West Loop South, Suite 1320

Houston, TX 77027
Attention: James C. Pappas
Email:       jcp@jcpinv.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Steve Wolosky

                  Ryan Nebel
Facsimile: (212) 451-2222
Email:       swolosky@olshanlaw.com

                  rnebel@olshanlaw.com

(d)	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the undersigned Parties, their successors and assigns.

(e)

No Waiver. Failure to enforce any provision of this Agreement shall not constitute a waiver of any term hereof. No waiver of a breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision hereof, and no waiver shall be effective unless granted in writing and signed by an authorized representative of the waiving Party.

(f)

Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the other provisions shall remain in full force and effect, and the illegal, invalid or unenforceable provision shall be deemed replaced by a legal, valid and enforceable provision that most nearly reflects the intent of the Parties in entering into this Agreement.

(g)

Entire Agreement. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous communications, understandings and agreements between the Parties. The word “including” shall be deemed to mean “including, without limitation.”

(h)	Amendment. This Agreement shall not be amended other than in writing signed by all Parties hereto.

(i)	Counterparts. This Agreement may be executed in one or more counterparts each of which shall be an original and all of which together shall be but one agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

Innovative Food Holdings, Inc.

By:
Name:
Title:

JCP Investment Partnership, LP

By:	JCP Investment Management, LLC Investment Manager

By:
	Name:	James C. Pappas
	Title:	Managing Member

JCP Investment Partners, LP

By:	JCP Investment Holdings, LLC General Partner

By:
	Name:	James C. Pappas
	Title:	Sole Member

JCP Investment Holdings, LLC

By:
	Name:	James C. Pappas
	Title:	Sole Member

JCP Investment Management, LLC

By:
	Name:	James C. Pappas
	Title:	Managing Member

James C. Pappas

Exhibit A

[See attached.]